Purchase Agreement

Party A: Beijing Tong Ren Tang Technologies Co. Ltd. (Operation Branch)
Legal representative or the authorized personnel (signature): Wu Yue
Tel: 010-87632353
Fax: 010-67681635
Bank of deposit: Dongtiejiangying Office, Fangzhuang Branch, Industrial and Commercial Bank of Beijing
Account No.: 0200000409007005552
Registration No. of tax payer: 110192722600841
Address: No. 16 North Tongji Road, Economic and Technological Development Zone, Beijing City
Mailing address: No. 20 South 3rd Ring Road, Fengtai District, Beijing City
Post code: 100079
Date:

Party B: Shandong Hua Wei Pharmaceutical Co., Ltd.
Legal representative or the authorized personnel (signature):
Tel:
Fax: 0536-8297686
Bank of deposit: Nanguan Branch, Industry and Commercial Bank of China, Weifang City
Account No.: 1607001109022504186
Registration No, of tax payer: 370705706202237
Address: No. 258, East Fushou Street, Kuiwen District, Weifang City
Post code: 261041
Date: January 1, 2011

To maintain the product price of Tong Ren Tang and guarantee the smooth channel and market order of the first class distributors, the two parties reached this Contract based on the principle of mutual cooperation, equality, mutual benefits and through friendly negotiation.

Article 1: Conditions of distributors
1.
Possessing the Business License for Legal Person, Operation Permit for Pharmaceutical Products, Goods Supply Practice, which shall be within the valid period, and all the columns of contents shall be consistent; if the above materials are changed, it shall be update timely.

2.	Possessing the drugs operation ability; the warehouse standard and Party B’s management shall meet the requirements of GSP, to guarantee Party A’s drugs quality during the storing period.
3.	Purchasing the categories according to the requirements and complete the distribution index according to the progress. It is based on the principle of paying before receiving the goods.
4.
The operation rate for distributing the products of Tong Ren Tang Technologies Co. Ltd. shall reach above 95%., and the top 35 products regulated in the operation company shall be sold and promoted at first.

Article 2: Annual distribution index
The distribution amount for Chinese patent medicine of Party A distributed by Party B during the agreement term shall reach RMB 15 million.
Article 3: Sales term, region, settlement way and rewards
1.	The sales term is from Jan. 1, 2011 to Dec. 30, 2011.
2.	The sales region is in Shandong Province.
3.	Settlement way:
(1)	Party B shall settle the goods payment in the ways like cash, bank draft and cheque, and Party B shall settle all the payments of Party A before Nov. 30, 2011of that year.
(2)
If Party B settles the goods payment in the way of bank acceptance, which is only limited in the acceptance bill of Bank of China, Industrial and Commercial Bank of China, China Construction Bank, Agricultural Bank of China and Bank of Communications. Party A will charge certain proportion of bank discount costs according to the period and face value of the bank acceptance bill. If the bank acceptance bill period is within three months, it shall charge the handling fees according to the face value of           , and charge the handling fees according to the face value of           if the bank acceptance bill period exceeds three months.

(3)
Party B shall pay according to the cash acceptance ratio of 6:4 according to the company’s regulations; if the acceptance bill exceeds the regulated proportion, the exceeding part shall be deducted and fined by 5%. On principle, the Company only charge the acceptance bill without the endorsement within three months, if it has the endorsement, which shall not exceed the fourth endorsement, and it shall fill the name of “Beijing Tong Ren Tang Technologies Co. Ltd.” to prevent its loss.

4.	Rewards:
(1)	Party B completely assumes the agreement clauses, and there is no cross-regional and over-range sales and the situation that violating the price system.
(2)	Party B shall provide the actual flow and storing information timely and freely to Party A.
(3)	Party A shall make the reward according to the annual sales situation of Party B, and Party B shall not deduct awards from the goods payment in any forms.
(4)	The rewards shall be based on the returned money, and the payment time shall be based on the payment time agreed in the agreement.
(5)	Party A will give the awards at the end of the year if meeting the above requirements. (The awards shall have clear discount on the value-added invoice)

Article 4: Quality standard
Party A shall provide the products complying with the regulations and standard of Chinese Pharmacopoeia or the standards issued by the relevant department.

Article 5: Supply category and acceptance
1.
Party B shall make order according to the agreed price, and the purchasing amount of each time shall not be less than RMB 30,000, and it requires ordering the products from Party A in the way of signing the sales contract.

2.
Party B shall make the acceptance within 7 days after receiving the goods, if the products category, specification, quantity and quality fails to comply with the agreement specifications or the agreements of the two parties, it shall propose the objections to Party A within the specified acceptance period; meantime, it shall keep well the goods. Party A shall appoint the personnel to handle within ten days or the two parties negotiate to solve. If Party B doesn’t propose the objections within the acceptance period, which will be deemed as that the ownership has been transferred to Party B. It shall not return the goods except for the quality problems.

Article 6: Responsibility of Party B
1.
Party B shall purchase the products from Party A, and it shall not purchase the products of Tong Ren Tang from other distributors; if Party A has no goods, it can purchase from this region or other first-class distributors, and it shall notify Party A in the written form before purchasing. Once Party A can supply the goods normally, Party B shall stop the adjustment and recover the purchase from Party A.

2.	Party B shall make sales in this region, and the cross-regional selling is forbidden. The second-class distributors shall not make the cross-regional sales.
3.
Party B shall sell the goods with the price that is higher than 3& of the supply price of Party A. As for the customers without invoices, it shall sell the goods with the price that is higher than 6% of the supply price (excluding the delivery price of dominant products). It shall restrict the second class distributors and terminal distributors to maintain the price commonly.

4.
Party B promises to provide the sales flow situation of the categories in the agreement freely to Party A within five working days of each month according to the format requirements of Party A, including the selling unit, product name, sales quantity, sales price, sales amount, sales lot No.; the inventory information includes the commodities’ name, specification, quantity and inventory lot No. It shall send the electronic version of sales flow situation to the appointed mailbox.

As the distributor of Party A, Party B has obligations to accept four times of spot inspection for the category inventory of Tong Ren Tang during the agreement period, and the inspection includes drug name, lot No. and quantity; meantime, the accountant of Party B has right to provide purchase, sales and inventory data and memorandum account of all the categories to Party A.
5.
Party B shall accept the First-class Distributors Sales & Inventory Service System of Beijing Tong Ren Tang Technologies Co. Ltd. Operation Branch; Party A shall offer the scanning instruments of the electronic supervision code of the products freely; it shall upload the sales and inventory materials of Party A’s products according to the requirements.

6.	Party B shall not make false and exaggerated advertisement and propaganda for the product effectiveness of Party A’s products, and it shall be responsible for all the results aroused herein.

Article 7: Penalties for violating the agreement price, cross-regional sales and failing to complete the agreement
Party B shall comply with the price regulated in the agreement to sell the goods; otherwise, Party B will be deemed as breach of the contract by Party A and has the following penalties:
1.	1st time: Party A shall make the warning to Party B and provide the limited period to Party B for price adjustment.

2.	2nd time: Party A shall fine the year-end award of RMB 2,000 to RMB 5,000 of Party B.
3.	3rd time: Party B’s qualification for distributing this product will be canceled, and the year-end award of this category will be not paid.
4.	If the lower class distributors provided by Party B violate the goods supply price of Party A, which will be deemed as violating the policy and shall be handled by the regulations of Article 3.
5.
The products of “Tong Ren Tang” shall be sold in the regulated scope. If Party B violates the regulations of Party A to sell the goods out of the regulated scope (including the second class of cross-regional sales), which will be punished once being investigated.

1st time: Party A shall make the warning to Party B and request Party B to take back the cross-regional sold products.
2nd time: Party A shall fine the year-end rebating of RMB 2,000 to RMB 5,000 of Party B.
3rd time: Party B’s qualification for distributing this product will be canceled, and the year-end award of this category will be not paid.
6.	If it fails to complete the sales agreement, the year award will not be paid.

Article 8: Others
1.	The unsettled matters herein shall be solved through negotiation by the two parties.
2.	This Agreement has five copies, with the distributor holding one, Operation Company holding two and the business operation Dept. and Market Management Dept. holding one respectively.
3.	The Agreement will take effect after signing and sealing of the two parties, with the valid period of one year.